UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2014

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2014, Esperion Therapeutics, Inc (the “Company”) entered into an offer letter with Naredra D. Lalwani, Ph.D (the “Lalwani Agreement”) appointing Dr. Lalwani as the Company’s Executive Vice President, Research & Development and Chief Operating Officer, effective August 1, 2014.

Dr. Lalwani, 61, served as Chief Scientific Officer at Cerenis Therapeutics from June 2007 to January 2014, and as Senior Director, Drug Safety Research and Development at Pfizer, Inc., from February 2004 to June 2007.  Previously, Dr. Lalwani was Vice President of Drug Safety Evaluation and a member of the executive leadership team in the prior Esperion Therapeutics, Inc., from its inception in 1998 until its acquisition by Pfizer in 2004, and worked in the Department of Pathology and Experimental Toxicology at Parke-Davis Pharmaceutical Research, Warner-Lambert from 1990 to 1997. Dr. Lalwani holds a MS and a Ph.D. in Biophysics from the University of Bombay, a BS in Microbiology and Chemistry from Gujarat University, and a MBA from the Ross School of Business, University of Michigan. He is Diplomate of the American Board of Toxicology and also a Fellow of the American Heart Association. Dr. Lalwani joins the Company with over 20 years of experience in the research and development of product candidates in the life science industry.

Pursuant to the Lalwani Agreement, Dr. Lalwani will report to the Company’s President and Chief Executive Officer, and his base annual salary will be $360,000. Going forward, Dr. Lalwani will be eligible to receive an annual performance bonus targeted at 40% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Dr. Lalwani will also be entitled to participate in the benefits and insurance programs generally available to all Company employees.

In connection with his hiring, Dr. Lalwani will receive an option to purchase 250,000 shares of the Company’s common stock with a 10-year term and an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. Twenty-five percent of the shares underlying the option will vest on the first anniversary of the grant date with the remaining seventy-five percent to vest quarterly over the subsequent 36-month period, subject to Dr. Lalwani’s continued employment with the Company over such period. This stock option will be granted under the Company’s 2013 Stock Option and Incentive Plan.

The Lalwani Agreement provides further that, if Dr. Lalwani is terminated without cause, he will be entitled to severance as follows: continuation of base salary for nine (9) months and continuation of group health plan benefits for up to nine (9) months to the extent authorized by and consistent with COBRA. “Cause”  is as defined in the Lalwani Agreement.

The foregoing summary of the Lalwani Agreement is qualified in its entirety by reference to the complete text of the Lalwani Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Dr. Lalwani’s appointment, effective as of August 1, 2014, the Board of Directors of the Company designated Dr. Lalwani as an “executive officer” of the Company as such term is defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated July 28, 2014, between the Registrant and Narendra D. Lalwani.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2014	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter, dated July 28, 2014, between the Registrant and Narendra D. Lalwani.